Exhibit 3.1.2

CERTIFICATE OF OWNERSHIP

OF

BIOCEPT, INC.,

a California corporation

William Kachioff hereby certifies that:

1.	He is the Senior Vice President and Secretary of Biocept, Inc., a California corporation (“Parent”).

2.	Parent owns 100% of the outstanding shares of Biocept, Inc., a Delaware corporation (“Subsidiary).

3.	The Board of Directors of Parent has, and the Board of Directors of Subsidiary separately also has, adopted and approved a plan of merger, attached hereto as Exhibit A and incorporated by reference as if fully set forth herein, which provides for Parent to be merged with and into Subsidiary and for Subsidiary to be the surviving corporation in the merger (the “Plan of Merger”).

4.	The principal terms of the Plan of Merger were approved by the required vote of the shareholders of Parent as required pursuant to Section 1110(c) of the California Corporations Code (i.e., as would, but for the operation of Section 1110, be required pursuant to Section 1201(d)). The total number of outstanding shares of Parent entitled to vote with respect to the principal terms of the Plan of Merger was 2,553,783 shares of Common Stock and 69,421,047 shares of Preferred Stock, all of which shares of Preferred Stock were shares of Series A Preferred Stock. The number of shares voting in favor of the principal terms of the Plan of Merger equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of capital stock, a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Preferred Stock, and a majority of the outstanding shares of Series A Preferred Stock.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE: July 29, 2013	/s/ William Kachioff
William Kachioff
Senior Vice President

/s/ William Kachioff
William Kachioff
Secretary

EXHIBIT A

PLAN OF MERGER

OF

BIOCEPT, INC., A CALIFORNIA CORPORATION, WITH AND INTO BIOCEPT, INC.,

A DELAWARE CORPORATION

1. Biocept, Inc., a California corporation (“Parent”) owns 100% of the outstanding shares of Biocept, Inc., a Delaware corporation (“Subsidiary”).

2. Pursuant to this Plan of Merger, Parent shall be merged with and into Subsidiary (the “Merger”), and Subsidiary shall be the surviving corporation in the Merger and shall thereby be possessed of all the assets, estate, property, rights, privileges and franchises of Parent and shall thereby assume all of the obligations and liabilities of Parent.

3. The Merger shall be effectuated by Parent filing a Certificate of Ownership with the Secretary of State of California and a Certificate of Ownership and Merger with the Secretary of State of Delaware.

4. Upon consummation of the Merger, each outstanding stock option, restricted stock unit, warrant or convertible note of Parent shall become exercisable or convertible, as the case may be, for the same number of shares of Common Stock of Subsidiary as the number of shares of Common Stock of Parent for which it had as of immediately before the Merger been exercisable or convertible or, as applicable, for the same number of shares of Series A Preferred Stock of Subsidiary as the number of shares of Series A Preferred Stock of Parent (or other series of Preferred Stock of Parent) for which it had as of immediately before the Merger been exercisable or convertible; and shall otherwise be unchanged.

5. Upon consummation of the Merger, each stock option plan or other compensatory or benefit plan of Subsidiary shall become a such plan of Subsidiary, and Subsidiary shall assume each such plan, unchanged except to refer to Subsidiary rather than to Parent and to refer to the same number of shares of Common Stock of Subsidiary as the number of shares of Common Stock of Parent which it had referred to as of immediately before the Merger or, as applicable, to refer to the same number of shares of Series A Preferred Stock of Subsidiary as the number of shares of Series A Preferred Stock of Parent (or other series of Preferred Stock of Parent) which it had referred to as of immediately before the Merger.

6. Upon consummation of the Merger, each previously-outstanding share of Subsidiary shall be cancelled without consideration.

7. Upon consummation of the Merger, each outstanding share of Common Stock of Parent shall be converted into one share of Common Stock of Subsidiary and each outstanding share of Series A Preferred Stock of Parent shall be converted into one share of Series A Preferred Stock of Subsidiary.

8. Each holder of shares of Parent shall thereupon surrender the share certificate or certificates theretofore representing such shares to Parent and shall upon such surrender become entitled to receive, in exchange therefor, a certificate or certificates representing (or an uncertificated book entry or entries representing) the number of shares of common stock of Subsidiary into which shares of Parent theretofore represented by the certificate or certificates so surrendered shall have been converted pursuant to this Plan of Merger. Each share of Common Stock or Series A Preferred Stock of Subsidiary shall continue to be subject to all restrictions on transfer to which its predecessor share of Parent Common Stock or Series A Preferred Stock had been subject (including market standoff agreements), and Subsidiary shall be entitled to impose certificate legends, book-entry notations and/or stop-transfer orders to reflect such restrictions.